EXHIBIT III

                       SQUAM LAKE INVESTORS V, L.P.
                         WABAN INVESTORS I, L.P.
                        SUNAPEE SECURITIES, INC.

                           JOINDER AGREEMENT


                          September 19, 2002


Blum Strategic Partners II, L.P.
Blum Strategic Partners II GmbH & Co. KG
909 Montgomery Street, Suite 400
San Francisco, CA 94133

PRG - Schultz International, Inc.
2300 Windy Ridge Parkway
Suite 100 North Tower
Atlanta, GA  30339-8426

Ladies and Gentlemen:

     1. Reference is hereby made to (i) the Assignment and Assumption Agreement, dated as of September 19, 2002, by and among Blum Strategic
Partners II, L.P., a Delaware limited partnership and Blum Strategic
Partners II GmbH & Co. KG, a German limited partnership (collectively "Blum"), Squam Lake Investors V, L.P., a Delaware limited partnership, Waban
Investors I, L.P., a Delaware limited partnership, and Sunapee
Securities, Inc., a Massachusetts corporation (each an "Investor" and collectively, the "Investors") and (ii) the Registration Rights Agreement, dated as of August 27, 2002, by and among Blum Strategic Partners II, L.P.
and its affiliates that are signatories thereto and PRG-Schultz
International, Inc. a Georgia corporation ("PRG" or the "Company") (the "Registration Rights Agreement"). Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Registration
Rights Agreement.

      2. In connection with the purchase by the Investors of an aggregate of 28,670 shares of common stock of PRG held by Blum (the "Shares"), and in accordance with Section 9.2 of the Registration Rights Agreement, each Investor, intending to be legally bound, hereby (a) agrees to be joined as a party to the Registration Rights Agreement as if it were an original party thereto, and (b) acknowledges and agrees that the Shares and such Investor shall be subject to and bound by the Registration Rights Agreement to the same extent as the Holder (as such term is defined in the Registration Rights Agreement), provided that, and notwithstanding anything in the Registration Rights Agreement to the contrary;

          (i) the Shares shall be deemed Blum Designated Shares for all purposes under the Registration Rights Agreement;

          (ii) Subject to the limitations contained in the fourth and fifth sentences of Article 1(a) of the Registration Rights Agreement, only the Shares and any other securities of PRG issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Shares or resulting from a subdivision of the outstanding shares of Registrable Securities into a greater number of shares (by reclassification, stock split or otherwise) will be considered Registrable Securities and the Investors shall have no rights under the Registration Rights Agreement with respect to any other PRG common shares or other securities currently owned or hereafter acquired by the Investors;

          (iii) the Investors shall not be permitted to initiate a request for any Demand Registration or Stockholder Registration pursuant to
Article 1(a) or Article 1(c) without the prior written consent of Holders representing a majority of the Registrable Securities then outstanding;

          (iv) the right to include Registrable Securities in any registration statement pursuant to Article 1(c) and Article II of the Registration Rights Agreement as between the Investors and all other Holders shall be on a pro rata basis based on the total number of Registrable Securities to be included thereunder; and

           (v) the Investors shall not have any right of assignment to a non-affiliate under subsection (ii) of Article VII of the Registration Rights Agreement or pursuant to the Investor Purchase Agreement under subsection (iii) of Article VII of the Registration Rights Agreement.

           3. Other than in connection with transfers (a) to or among the Investors and any of their controlled affiliates who agree to be bound by this Agreement, (b) that have been consented to in writing by the Company in advance, (c) pursuant to a third party tender offer that is recommended by the Board of Directors of the Company, or (d) pursuant to a merger, consolidation or reorganization to which the Company is a party, the Investors agree that they will not at any time prior to January 24, 2004, sell, gift, transfer or otherwise dispose of, or enter into any collar, swap, prepaid forward, or other hedging transaction that would reduce the risk of ownership of (i) the Shares or (ii) any other securities of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Shares or resulting from a subdivision of the Shares into a greater number of shares (by reclassification, stock split or otherwise).

            4. This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

            5. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

                           Very truly yours,

                           SQUAM LAKE INVESTORS V, L.P.
                           By: GPI, Inc., its managing general partner

                           By:  /s/ David M. Curley
                                Name:  David M. Curley
                                Title: Vice President


                           WABAN INVESTORS I, L.P.
                           By:  BG Investments, Inc.,
                                its managing general partner


                           By:  /s/ Paul L. Carttar
                                Name: Paul L. Carttar
                                Title: President


                           SUNAPEE SECURITIES, INC.


                           By:  /s/ David M. Curley
                                Name: David M. Curley
                                Title: Vice President




The foregoing is accepted
and agreed as of this 19th day of September, 2002

BLUM STRATEGIC PARTNERS II, L.P.
By:   BLUM STRATEGIC GP II, L.L.C.,
       Its General Partner


By:  /s/ Murray A. Indick
      Murray A. Indick, Member



PRG-SCHULTZ INTERNATIONAL, INC.


By:  /s/ Clinton McKellar, Jr.
       Name: Clinton McKellar, Jr.
       Title: Senior Vice President,
              General Counsel and Secretary